Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2025, with respect to the consolidated financial statements of TON Strategy Company, formerly known as Verb Technology Company, Inc., included in its Annual Report on Form 10-K for the years ended December 31, 2024 and 2023, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

September 5, 2025